UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 3, 2011 (April 28, 2011)

THE PROGRESSIVE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio 44143

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 440-461-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 28, 2011, the Compensation Committee of the Board of directors approved the Third Amendment to The Progressive Corporation Executive Separation Allowance Plan (2006 Amendment and Restatement). The Executive Separation Allowance Plan provides specified severance rights to our executive officers and certain other senior employees. Under the Third Amendment, the severance payments that would be payable to our chief executive officer and the executive officers reporting to him or her, upon a qualifying separation from the Company, would be graduated depending on the individual’s years of service with the Company, as follows:

•	Less than one year of service — 52 weeks of Compensation

•	At least one but less than two years of service — 104 weeks of Compensation

•	At least two years of service — 156 weeks of Compensation

Prior to this amendment, the chief executive officer and each of the executive officers reporting to him or her were automatically entitled to receive a severance payment equal to 156 weeks of Compensation upon a qualifying separation from the Company, without regard to the amount of time that he or she had been employed by the Company. Under the plan, the term “Compensation” continues to mean only the individual’s rate of salary or base pay at the time of his or her separation from the Company, excluding bonus payments (such as Gainsharing), equity awards, and other forms of remuneration. Each of the named executive officers identified in our Proxy Statement dated March 18, 2011 has more than two years of service with the Company.

Item 5.07 Submission of Matters to a Vote of Security Holders.

(a) At the Annual Meeting of Shareholders held on April 29, 2011, 576,412,698 common shares were represented in person or by proxy.

(b) At the meeting, shareholders elected the two directors named below. The votes cast with respect to each director were as follows:

Director	Term Expires	For	Against	Abstain	Broker Non-Votes
Stuart B. Burgdoerfer	2014	524,869,758	1,111,602	10,854,071	39,577,267
Charles A. Davis	2014	521,915,381	14,286,702	633,348	39,577,267

The following are the directors whose terms continued after the meeting:

Director	Term Expires
Roger N. Farah	2012
Stephen R. Hardis	2012
Norman S. Matthews	2012
Bradley T. Sheares, Ph.D.	2012
Lawton W. Fitt	2013
Peter B. Lewis	2013
Patrick H. Nettles, Ph.D.	2013
Glenn M. Renwick	2013

Also at the Annual Meeting, shareholders took the following actions:

•

Did not approve an amendment to the Company’s Code of Regulations that would have allowed our Board of Directors to amend our Code of Regulations to the extent permitted by Ohio law. This proposal received 479,673,498 affirmative votes and 96,064,921 negative votes. There were

674,279 abstentions with respect to this proposal. Approximately 72.8% of our issued and outstanding common shares voted in favor of the proposal, while a 75% vote was required for the proposal to pass.

•

Voted to approve our executive compensation program in an advisory vote. This proposal received 524,708,941 affirmative votes and 11,002,322 negative votes. There were 1,124,168 abstentions and 39,577,267 broker non-votes with respect to this proposal.

•

Voted, in a separate advisory vote, that the Company should hold a vote on its executive compensation program on an annual basis. The ONE YEAR option received the highest number of votes with 494,996,074; the TWO YEARS option received 1,338,155 votes, and the THREE YEARS option received 39,689,542 votes. There were 811,660 abstentions and 39,577,267 broker non-votes with respect to this proposal.

•

Ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011. This proposal received 569,710,155 affirmative votes and 6,511,920 negative votes. There were 190,623 abstentions with respect to this proposal.

(d) Following the Annual Meeting of Shareholders, the Board of Directors determined that the Company will submit an advisory vote to shareholders on an annual basis to approve the Company’s compensation for its executives as set forth in its proxy statement for the year.

Item 8.01 Other Events.

On April 29, 2011, the Board of Directors appointed Stephen R. Hardis to its Audit Committee. No changes were made to the Board’s other Committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2011

THE PROGRESSIVE CORPORATION

By:	/s/ Charles E. Jarrett
Name:	Charles E. Jarrett
Title:	Vice President, Secretary and Chief Legal Officer